United States securities and exchange commission logo





                     August 3, 2022

       Richard J. Brezski
       Chief Financial Officer
       InterDigital, Inc.
       200 Bellevue Parkway, Suite 300
       Wilmington, DE 19809

                                                        Re: InterDigital, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-33579

       Dear Richard J. Brezski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction